UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  January 12, 2007

Skinny Nutritional Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  0-51313

NEVADA	23-3100268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Bala Plaza East, Suite 117
Bala Cynwyd, PA 19004
(Address and zip code of principal executive offices)

(610) 784-2000
(Registrant's telephone number, including area code

461 Park Avenue South, New York, NY 10016
(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of January 16, 2007, Skinny Nutritional Corp, (the “Company”) has closed on aggregate gross proceeds of $364,385 in a private placement of shares of its common stock (the “Financing”) to accredited investors only.  The investments were made pursuant to securities purchase agreements.  The terms of the Financing are described in greater detail in Item 3.02 of this Current Report on Form 8-K.

Item 3.02	Unregistered Sale of Equity Securities

Private Placement

As of January 16, 2007, the Company has closed on aggregate gross proceeds of $364,385 in the Financing. The Financing is for a total of up to $750,000 of common stock, or 10,000,000 shares of common stock, at the offering price of $0.075 per share. As of January 16, 2007, the Company received net proceeds of approximately $302,947 after giving effect to payment of $36,438 in commissions to registered broker-dealers that are serving as selling agents in the transaction and other offering-related expenses. The selling agents have also earned as of such date warrant compensation in the amount of 485,846 warrants to purchase the Company’s common stock (the “Agent Warrants”). The Agent Warrants will be exercisable for a period of five years at $0.09 per share. As of January 16, 2007, the Company has issued an aggregate of 4,858,467 shares of common stock to the investors. The Company intends to use the proceeds from the offering for working capital, payment of accrued compensation and the repayment of debt owed to third parties. The Financing will continue until the earlier of March 31, 2007 or until all the securities authorized for sale have been sold. In connection with the Financing, the Company also issued an aggregate of 4,812,500 shares of its common stock to certain investors in a prior private placement pursuant to a reset right granted to such holders. In addition, the company authorized the issuance of an additional 481,250 common stock purchase warrants to the selling agent in such prior financing, which warrants are exercisable for five years at an exercise price of $0.06 per share.

On January 5, 2007, the Company issued a former convertible note holder of the Company an aggregate of 110,274 shares of common stock in lieu of paying such holder cash for accrued and unpaid interest on such note, which note was converted into 4,000,000 shares of common stock in October 2006.

The securities sold in or issued in connection with the Financing have not been registered under the Securities Act of 1933, as amended, and were offered and sold in reliance upon the exemption from registration set forth in Section 4(2) thereof and Regulation D, promulgated under the Securities Act. We believe that the investors and the selling agent are “accredited investors”, as such term is defined in Rule 501(a) promulgated under the Securities Act. This disclosure does not constitute an offer to sell or the solicitation of an offer to buy any of our securities, nor will there be any sale of these securities by us in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. The disclosure is being issued pursuant to and in accordance with Rule 135c of the Act.

Issuance of Warrants

In consideration for consulting and/or advisory services provided by certain third party consultants, the Company has issued an aggregate of 775,000 five year warrants to purchase common stock to three consultants as of January 5, 2007. Of these warrants, 250,000 warrants have a per share exercise price of $0.11; 400,000 warrants have a per share exercise price of $0.06; and 125,000 warrants have a per share exercise price of $0.40. In addition, in November 2006, the Company issued an additional 100,000 warrants to purchase common stock to two additional consultants for services rendered by them. These warrants are exercisable for a period of five years at an exercise price of $0.10 per share. The issuance of these warrants was exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) thereof inasmuch as the securities were issued without any form of general solicitation or general advertising the acquirers were provided with access to material information concerning the company.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 12, 2007, the Board of Directors of the Company approved increases in the monthly compensation rates, effective as of January 1, 2007, payable to each of its Chairman, Chief Executive Officer and Chief Financial Officer. Each of these executives will now receive a monthly fee of $7,500, representing an increase of $2,500 per month, plus reimbursement of approved corporate expenses. In addition, on such date, the Board granted to the Company’s Chairman options to purchase 3,000,000 shares of common stock pursuant to the Company’s Employee Stock Option Plan. These options are exercisable for a period of five years at a per share exercise price of $0.26. Of the options granted, 20% of the total grant amount vest immediately and the balance vests in equal annual installments of 20% on the each anniversary date of the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Skinny Nutritional Corp.

By: /s/ Donald J. McDonald

Name: Donald J. McDonald
Title: Chief Executive Officer
Date: January 18, 2007